Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505
Casey's General Stores, Inc. Reports Strong Fourth Quarter and Annual Results
Ankeny, IA, June 8, 2020 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq symbol CASY) today reported diluted earnings per share of $1.67 for the fourth quarter of its fiscal year ended April 30, 2020, compared to $0.68 for the same period a year ago. Diluted earnings per share was $7.10 for the year, compared to $5.51 last year. “The COVID-19 pandemic has created unprecedented challenges globally. I am exceptionally proud of our team members, who have risen to the challenge to safely serve our guests throughout this period,” said Darren Rebelez, President and Chief Executive Officer. "While it is difficult to predict the future impact of this crisis, we are confident that our adaptive business model, the agility of our team members, and our financial strength provides us the resiliency to operate in the current environment," stated Rebelez.
Fuel - For the quarter, the average margin was 40.8 cents per gallon, compared to 18.6 cents per gallon for the same quarter a year ago. Same-store gallons sold in the quarter decreased 14.7%. Total gross profit dollars for the quarter increased over 96% to $198.8 million, while total gallons sold for the quarter decreased 10.7% to 487.7 million. “Same-store gallons sold for the first half of the quarter were strong. Shelter in place restrictions for the back half of the quarter significantly affected quarterly gallon volume," said Rebelez. “At the same time, macro-economic factors led to declining wholesale fuel costs which contributed to unprecedented fuel margins.” For fiscal 2020, total gross profit dollars were up 31.9% to $614.8 million, while total gallons sold were steady at 2.3 billion. For the year, same-store gallons sold were down 5.1% with an average margin of 26.8 cents per gallon. “We continue to believe our procurement and retail price optimization strategies will provide strong benefit for us moving forward, as we look to grow our fuel business and its capabilities,” added Rebelez.
Grocery and Other Merchandise - For the fourth quarter, same-store sales were down 2.0% with an average margin of 30.4%. Same-store sales for the fiscal year were up 1.9% with an average margin of 32.0%. "We had significant momentum for the first half of the quarter inside the store, but slowing customer traffic related to COVID-19 contributed to overall volume declines,” said Rebelez. "Stronger sales of lower margin products relative to other categories led to a reduction in the average margin for the quarter. However, we remain optimistic about our strategic initiatives that we believe will drive future results." Total sales for the quarter were up 1.0% to $568.1 million while total gross profit dollars decreased 2.4% to $172.9 million. For the year, total sales were up 5.5% to $2.5 billion and gross profit dollars increased 5.3% to $800.1 million.
Prepared Food and Fountain - For the fourth quarter, same-store sales were down 13.5% with an average margin of 60.0%. "Same-store sales in this category were also strong for the first half of the quarter. COVID-19 related traffic declines in the last half of the quarter combined with regulations prohibiting self-serve food service adversely affected quarterly results," said Rebelez. “However, the continued expansion of our digital programs and an increased focus on providing value to our guests helped drive double-digit growth in whole-pie sales for the quarter.” The average margin was adversely impacted by higher commodity costs, along with increased promotional activity in the back half of the quarter. Total gross profit dollars for the quarter were down 12.8% to $137.8 million while total sales decreased 9.5% to $229.9 million. For fiscal 2020, total gross profit dollars were effectively flat at $668.1 million, and total sales increased 2.1% to $1.1 billion.
Operating Expenses - For the fourth quarter, operating expenses were up 6.2% to $367.5 million. For the fiscal year, operating expenses increased 7.7% to $1.5 billion. Fourth quarter results were positively impacted by wage expense reductions related to a reduction in hours at the stores and lower credit card fees, offset by higher hourly wage rates and increased costs of cleaning and other pandemic-related supplies. The increase in total operating expenses for fourth quarter and year-to-date was primarily attributable to operating 61 more stores than the same quarter in the prior year. Same-store operating expenses were down 2.0% for the quarter and up 2.2% for the full year. "We adjusted our operating expense spending to address the changing circumstances and shifting needs of our guests. While we incurred significant additional costs related to the COVID-19 crisis, the safety of our team members and guests is our top priority," noted Rebelez.
Expansion - The following table represents the roll forward of store growth through the fourth quarter of fiscal 2020:

Store Count
Stores at 4/30/19	2,146
New Store Construction	60
Acquisitions	18
Acquisitions not opened	(7)
Prior Acquisitions opened	3
Closed	(13)
Stores at 4/30/20	2,207
As of April 30, 2020, the Company had 2 acquisition stores under agreement to purchase and a new store pipeline of 93 sites, including 24 under construction. "We temporarily deferred some spending related to new store construction as a result of COVID-19. We believe we are well positioned to continue our growth through a combination of reaccelerating organic development and a disciplined acquisition strategy," said Rebelez.
Share Repurchase Program - The Company has $300 million remaining under its existing share repurchase program. There were no repurchases made against that authorization in the fourth quarter.
Dividend - At its June meeting, the Board of Directors declared a quarterly dividend of $0.32 per share. The dividend is payable August 17, 2020 to shareholders of record on August 3, 2020.
Fiscal 2021 Guidance - Due to the continued uncertainty of COVID-19, guidance for the fiscal year ending April 30, 2021 will not be provided at this time. This will be reevaluated as conditions warrant.

Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2020	2019	2020	2019
Total revenue	$1,812,883	2,178,397	$9,175,296	9,352,910
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,287,813	1,726,027	7,030,612	7,398,186
Operating expenses	367,489	346,165	1,498,043	1,391,279
Depreciation and amortization	65,193	62,867	251,174	244,387
Interest, net	13,806	13,749	53,419	55,656
Income before income taxes	78,582	29,589	342,048	263,402
Federal and state income taxes	16,491	4,377	78,202	59,516
Net income	$62,091	25,212	$263,846	203,886
Net income per common share
Basic	$1.68	0.69	$7.14	5.55
Diluted	$1.67	0.68	$7.10	5.51
Basic weighted average shares	36,978,032	36,752,152	36,956,115	36,709,940
Plus effect of stock compensation	229,229	268,779	229,713	265,447
Diluted weighted average shares	37,207,261	37,020,931	37,185,828	36,975,387

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2020	April 30, 2019
Assets
Current assets
Cash and cash equivalents	$78,275	$63,296
Receivables	48,500	37,856
Inventories	236,007	273,040
Prepaid expenses	9,801	7,493
Income tax receivable	14,667	28,895
Total current assets	387,250	410,580
Other assets, net of amortization	71,766	41,154
Goodwill	161,075	157,223
Property and equipment, net of accumulated depreciation	3,323,801	3,122,419
Total assets	$3,943,892	$3,731,376
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$120,000	$75,000
Current maturities of long-term debt	570,280	17,205
Accounts payable	184,800	335,240
Accrued expenses	188,348	163,487
Total current liabilities	1,063,428	590,932
Long-term debt, net of current maturities	714,502	1,283,275
Deferred income taxes	435,598	385,788
Deferred compensation	13,604	15,881
Insurance accruals, net of current portion	22,862	22,663
Other long-term liabilities	50,693	24,068
Total liabilities	2,300,687	2,322,607
Total shareholders’ equity	1,643,205	1,408,769
Total liabilities and shareholders’ equity	$3,943,892	$3,731,376

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and needs, the Company’s supply chain, business strategies, growth opportunities, performance at our stores, and the potential effects of COVID-19. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 4/30/2020	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$999,352	$568,080	$229,853	$15,598	$1,812,883
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$198,803	$172,862	$137,833	$15,572	$525,070
Margin	19.9%	30.4%	60.0%	99.8%	29.0%
Fuel gallons	487,708
Three months ended 4/30/2019
Revenue	$1,345,866	$562,699	$254,086	$15,746	$2,178,397
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$101,417	$177,188	$158,057	$15,708	$452,370
Margin	7.5%	31.5%	62.2%	99.8%	20.8%
Fuel gallons	546,006

Summary by Category (Amounts in thousands)
Twelve months ended 4/30/2020	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$5,517,412	$2,498,966	$1,097,207	$61,711	$9,175,296
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$614,847	$800,140	$668,092	$61,605	$2,144,684
Margin	11.1%	32.0%	60.9%	99.8%	23.4%
Fuel gallons	2,293,609
Twelve months ended 4/30/2019
Revenue	$5,848,770	$2,369,521	$1,074,294	$60,325	$9,352,910
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$466,107	$759,817	$668,598	$60,202	$1,954,724
Margin	8.0%	32.1%	62.2%	99.8%	20.9%
Fuel gallons	2,296,030

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2020	(2.0)%	(1.8)%	(2.0)%	(14.7)%	(5.1)%	F2020	24.4	¢	22.9	¢	21.7	¢	40.8	¢	26.8	¢
F2019	0.5	(1.1)	(3.4)	(2.8)	(1.7)	F2019	20.5		20.0		22.1		18.6		20.3
F2018	1.7	1.9	3.8	2.0	2.3	F2018	19.3		19.7		18.6		16.3		18.5

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	3.2%	3.2%	3.5%	(2.0)%	1.9%	F2020	31.3%	33.3%	32.9%	30.4%	32.0%
F2019	3.2	2.7	3.4	5.7	3.6	F2019	32.4	32.4	31.9	31.5	32.1
F2018	3.1	2.5	2.5	(0.4)	1.9	F2018	31.9	32.0	31.9	31.2	31.8

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	1.6%	1.9%	2.8%	(13.5)%	(1.5)%	F2020	62.2%	60.9%	60.2%	60.0%	60.9%
F2019	1.7	2.2	1.5	2.0	1.9	F2019	62.0	62.4	62.3	62.2	62.2
F2018	3.7	2.1	1.7	(1.3)	1.7	F2018	62.5	61.3	60.5	59.7	61.0

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 9, 2020. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Press Releases and Webcasts section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.